Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-270369) and Form F-3 (No. 333-259716) of Sasol Limited of our report dated 1 September 2023, except for the effects of the revision discussed in Note 1.1 (not presented herein) to the consolidated financial statements appearing under Item 18 of the Company's 2024 Annual Report on Form 20-F, as to which the date is 6 September 2024, relating to the consolidated financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Inc.

Johannesburg, Republic of South Africa

29 August 2025